Exhibit 99.1

PRESS RELEASE

Contact:	Investors/Media:
U-Store-It Trust	The Ruth Group
Steven G. Osgood	Stephanie Carrington / Jason Rando
President & Chief Financial Officer	(646) 536-7017 / 7025
(440) 234-0700	scarrington@theruthgroup.com
jrando@theruthgroup.com

U-Store-It Trust Announces Third Quarter Financial Results

Cleveland, OH, December 2, 2004 – U-Store-It Trust (the “Company”) (NYSE: YSI), a self-administered and self-managed real estate investment trust focused primarily on self-storage facilities, announced today results for the three and nine months ended September 30, 2004.

The Company completed its initial public offering on October 27, 2004. Therefore, the results for the three and nine months ended September 30, 2004 presented for the Company reflect the operations of U-Store-It’s predecessor, Acquiport/Amsdell, which is a combination of certain real estate entities and operations described below, prior to the consummation of the Company’s initial public offering and various formation transactions. At September 30, 2004 and 2003, the Company owned interests in 155 and 157 self-storage facilities, respectively.

Financial and Operating Results

For the three months ended September 30, 2004, total revenues for the Company increased 7.7% to $22.3 million, compared to total revenues of $20.7 million for the same period in the prior year. The Company’s net loss for the third quarter 2004 was $2.3 million, compared to net income of $4.9 million for the same period in the prior year. The decrease in net income for the three months ended September 30, 2004 is primarily attributable to increased interest expense and loan procurement costs from a higher amount of outstanding debt in 2004 and a gain from the sale of properties in 2003. The Company increased its debt outstanding in the second quarter of 2004 with a term loan that was part of the Company’s pre-IPO formation transactions. The Company’s operating income remained flat at $7.9 million for the third quarter 2004 and for the third quarter 2003 as increased revenues were offset by higher operating expenses.

For the nine months ended September 30, 2004, total revenues for the Company increased 6.7% to $64.0 million, compared to total revenues of $60.0 million for the same period in the prior year. The Company’s net loss for the nine months ended September 30, 2004 was $0.4 million, compared to net income of $11.0 million for the 2003 period. The decrease in net income for the nine months ended September 30, 2004 is primarily attributable to increased interest expense and loan procurement costs from a higher amount of debt outstanding in 2004 and a gain from the sale of properties in 2003. The Company increased its debt in the second quarter of 2004 with a term loan that was part of the Company’s pre-IPO formation transactions.

The Company’s same-store total revenues for the three and nine months ended September 30, 2004, reflecting a portfolio of 142 facilities, increased 6.7% and 5.9%, respectively, compared to the same periods in 2003. Same-store portfolio is defined to consist of only those facilities owned at the beginning and at the end of the applicable periods presented and that had occupancy of at least 70% as of the first day of such periods.

The Company considers the following same-store presentation to be useful to investors in evaluating its performance because it provides information relating to changes in facility-level operating performance without taking into account the effects of acquisitions, developments or dispositions. The following table sets forth operating data for the same-store portfolio for the periods presented.

	Three months ended			Nine months ended
	September 30,		%	September 30,		%
	2004	2003	Change	2004	2003	Change
Same-store total revenues	$20,347	$19,072	6.7	$58,740	$55,484	5.9

Same-store property operating expenses	7,089	6,331	12.0	21,171	18,661	13.5

Non same-store total revenues	1,934	1,609		5,272	4,492

Non same-store property operating expenses	790	538		2,393	1,864

Total revenues	22,281	20,681		64,012	59,976

Total property operating expenses	7,879	6,869		23,564	20,525

Number of facilities included in same store analysis	142			142

Robert J. Amsdell, Chairman and Chief Executive Officer, said, “We are delighted to now be trading as a public company and look forward to reporting to our shareholders every quarter. We have completed 46 of the 47 acquisitions outlined in our prospectus, expanding the scale of our portfolio to approximately 13 million square feet with 201 facilities across 21 states. We are integrating the recent acquisitions by implementing our on-site manager approach that focuses on maintaining and improving profitability at each self-storage facility.”

Acquisition Activities

In connection with the completion of its initial public offering, the Company increased the number of facilities owned and managed to 201 by completing the acquisitions of the following facilities:
•	Metro Storage portfolio (42 self-storage facilities located in five states, Illinois, Indiana, Florida, Ohio and Wisconsin) for a purchase price of $184.0 million;
•	Devon facilities (two self-storage facilities located in Bradenton, FL and West Palm Beach, FL) for a purchase price of $18.2 million;

•	Self-Storage Zone facility (located in California, MD) for purchase price of approximately $5.7 million; and
•	Federal Self-Storage facility (located in Dania Beach, FL) for a purchase price of approximately $13.9 million.

The Company has also entered into an agreement to acquire one additional Self-Storage Zone facility (located in Gaithersburg, MD) from Airpark Storage, L.L.C. for a purchase price of $10.7 million, including the assumption of approximately $6.4 million of indebtedness.

Initial Public Offering

On October 27, 2004, the Company completed its initial public offering, pursuant to which it sold an aggregate of 28,750,000 common shares (including 3,750,000 shares pursuant to the exercise of the underwriters’ over-allotment option) at an offering price of $16.00 per share. The total net proceeds of the offering to the Company, inclusive of the over-allotment option, were $422.8 million after deducting underwriting discount and commissions, financial advisory fees and expenses of the offering.

Completion of Formation Transactions

The Company has completed each of the formation transactions outlined in the prospectus dated October 21, 2004 (with the exception of the acquisition of the Gaithersburg, MD self-storage facility, as discussed above).

Line of Credit

On October 27, 2004, U-Store-It, L.P. (the “Operating Partnership”) entered into a three-year, $150 million secured revolving credit facility with Lehman Brothers Inc. and Wachovia Capital Markets, LLC, as joint advisors, joint lead arrangers and joint bookrunners; Wachovia Capital Markets, LLC, as syndication agent; SunTrust Bank and LaSalle Bank National Association, as co-documentation agents; and Lehman Commercial Paper Inc., as administrative agent. The facility is scheduled to mature on October 27, 2007, with the option for a one-year extended maturity date of October 27, 2008. Borrowings under the facility bear interest at a variable rate based upon a base rate or a Eurodollar rate plus, in each case, a spread depending on the Company’s leverage ratio. The credit facility is secured by certain of the Company’s self-storage facilities and requires that the Company maintain a minimum “borrowing base” of properties. The Company intends to use this new credit facility principally to finance the future acquisition and development of self-storage facilities and for general working capital purposes.

Dividend and Other Matters

On November 24, 2004, the Company’s Board of Trustees declared a pro-rated quarterly dividend of $0.2009 per common share for the period commencing upon completion of its initial public offering on October 27, 2004 and ending December 31, 2004. The dividend is payable on January 24, 2005 to common shareholders of record on January 10, 2005. This initial pro-rated distribution is based on a distribution of $0.28 per share for a full quarter.

The Company expects to file its Form 10-Q for the third quarter on or before December 6, 2004.

About U-Store-It Trust

U-Store-It Trust is a self-administered and self-managed real estate investment trust focused on the ownership, operation, acquisition and development of self-storage facilities in the United States. The Company’s self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. According to the Self-Storage Almanac, U-Store-It Trust is the sixth largest owner and operator of self-storage facilities in the United States.

Forward Looking Statements

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the self-storage industry in particular. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, which discuss these and other risks and factors that could cause the Company’s actual results to differ materially from any forward-looking statements.

# # #

ACQUIPORT/AMSDELL
Financial Highlights

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003
Rental Income	$21,277	$19,662	$61,029	$57,038
Other Property Related Income	1,004	1,019	2,983	2,938

Total Revenues	22,281	20,681	64,012	59,976

Property Operating Expenses	7,879	6,869	23,564	20,525
Depreciation	5,322	4,816	15,309	14,755
Management Fees	1,185	1,142	3,425	3,251

Total Operating Expenses	14,386	12,827	42,298	38,531

Operating Income	7,895	7,854	21,714	21,445

Interest Income	67	6	67	6
Interest Expense	(7,298)	(4,050)	(17,038)	(11,587)
Loan Procurement Amortization Expense	(2,935)	(232)	(5,153)	(696)

Total Other Expenses	(10,166)	(4,276)	(22,124)	(12,277)

Income (Loss) From Continuing Operations	(2,271)	3,578	(410)	9,168
Discontinued Operations:

Income from Operations	—	52	—	213
Gain on Sale of Storage Facilities	—	1,288	—	1,581

Income from Discontinued Operations	—	1,340	—	1,794

Net Income (Loss)	$(2,271)	$4,918	$(410)	$10,962

ACQUIPORT/AMSDELL
Condensed Balance Sheet

	September 30,	December 31,
	2004	2003
Assets
Storage Facilities — net	$510,398	$395,599
Cash	4,400	7,503
Other Assets	21,568	9,117

	$536,366	$412,219

Liabilities and Accumulated Equity
Loans Payable	$549,510	$271,571
Other Liabilities	21,053	8,899
Accumulated Equity (Deficit)	(34,197)	131,749

	$536,366	$412,219

Footnote to Financial Statements:

1)	Acquiport/Amsdell is comprised of the following entities: U-Store-It, L.P. (f.k.a. Acquiport/Amsdell I Limited Partnership) and its consolidated subsidiaries, Acquiport/Amsdell III, LLC, Acquiport IV, LLC, Acquiport V, LLC, Acquiport VI, LLC, Acquiport VII, LLC, and USI II, LLC. Acquiport/Amsdell also includes three additional facilities, Lakewood, OH, Lake Worth, FL, and Vero Beach I, FL, which were contributed to U-Store-It, L.P. in connection with U-Store-It Trust’s initial public offering.